Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: MIP Manager, LLC as Manager of My Income Property, LLC

We consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated March 7, 2022, with respect to our audit of the balance sheet of My Income Property, LLC as of and for the period from January 25, 2021 (inception) to December 31, 2021 and the related statements of operations, cash flows and changes in member's equity as of and for the period from January 25, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

Lexington, Kentucky

April 11, 2022